UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)		September 30, 2020
PTC Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	0-18059	04-2866152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 Seaport Boulevard, Boston, MA		02210
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code)	(781) 370-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $.01 par value per share	PTC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain

Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2020, PTC Inc. (“PTC” or the “Company”) entered into a new retention and performance-based compensation arrangement with James Heppelmann, President and Chief Executive Officer of PTC.  This arrangement, which was developed and approved by the Compensation Committee of the Board of Directors, includes a new Executive Agreement and a performance-based equity grant designed to further motivate and retain Mr. Heppelmann.

The Executive Agreement has a three-year term that expires on September 30, 2023 and provides certain compensation and employment protections to Mr. Heppelmann. The Executive Agreement replaces a similar one-year agreement that the Company had with Mr. Heppelmann.  In addition to the compensation and protections that were included in the prior agreement, the new Executive Agreement provides that, upon termination of Mr. Heppelmann’s employment (i) by the Company without cause, (ii) by Mr. Heppelmann due to the failure of the Company to maintain him in the position of Chief Executive Officer of the Company, or (iii) as a result of his resignation upon the request of the Board, all service-based equity held by him will vest and the performance measures applicable to any performance-based equity held by him will be deemed to have been met at the target level and vest.  To receive the payments and benefits under the Executive Agreement, Mr. Heppelmann must execute a release of claims in favor of the Company and continue to comply with the terms of his Non-Disclosure, Non-Competition and Invention Agreement with the Company.  The preceding description of the Executive Agreement is qualified by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K.

The performance-based equity grant to Mr. Heppelmann (the “2020 Grant”) includes 400,040 performance-based RSUs, which are eligible to vest in three equal tranches in 2021, 2022 and 2023 if and to the extent that the applicable ARR and adjusted free cash flow performance measures are achieved at target, with no portion of the RSUs eligible to be earned for performance below threshold performance.  The 2020 Grant also includes an upside feature capped at 10% (40,004 RSUs) to incentivize performance beyond the performance targets.  RSUs not earned for a period are forfeited and the award does not include a “catch-up” feature.  At the request of the Compensation Committee, Mr. Heppelmann forfeited his long-term performance-based grant of 400,040 RSUs granted in June 2018.

Separately, for outstanding performance-based equity awards granted in November 2018 and November 2019 held by executives, including Mr. Heppelmann, the Compensation Committee has reset the adjusted free cash flow performance measures for 2021 and the ARR performance measures for 2021 and 2022, respectively.  These changes were made in recognition of the impacts to the awards of the COVID-19 pandemic and other factors and to re-align the performance targets with the Company’s business strategy to pursue a balance of free cash flow and ARR growth. In addition, the Compensation Committee determined to remove the catch-up provisions for these awards given the adjustment to the performance measures and in response to feedback previously received from shareholders.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

10.1 Executive Agreement, dated September 30, 2020, by and between PTC Inc. and James Heppelmann

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PTC INC.

Date: October 6, 2020	By:	/s/Catherine Gorecki
Catherine Gorecki
Senior Vice President, Corporate & Securities Counsel, Assistant Secretary